Exhibit 10.1

AMENDMENT NUMBER 1

to the

HAMPSHIRE GROUP, LIMITED 2009 STOCK INCENTIVE PLAN

Pursuant to an Action by Unanimous Written Consent of the Board of Directors of Hampshire Group, Limited, a Delaware corporation, dated as of June 30, 2013, Section 4(a) of the Hampshire Group, Limited 2009 Stock Incentive Plan (the “Plan”) is hereby deleted and replaced with the following:

(a)

Number of Shares Available for Delivery. Subject to adjustment as provided in Section 8 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 1,880,000. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

In all other respects, the provisions of the Plan shall remain in full force and effect.